Exhibit 99.1

Connexa Announces that it has regained compliance with the Nasdaq Minimum Shareholder Equity Rule

Windsor Mills, MD January 31, 2024 -- Connexa Sports Technologies Inc. (Nasdaq:CNXA) announces that the Nasdaq has confirmed that the Company has regained compliance with Nasdaq’s minimum shareholder equity rule by receiving an inward investment into the Company of $16.5 million from three non-US investors.

“Following a period of productive discussions, I am delighted to welcome our three new, non-US investors into the Company” said Mike Ballardie, CEO Connexa Sports Technologies.

“This investment also allows the Company to meet the Shareholder’s Equity compliance threshold, as detailed under Nasdaq listing requirements and as evidenced by the 8-K filing issued last week” concluded Ballardie.

About Connexa Sports Technologies:

Connexa Sports Technologies Inc. is a leading connected sports company delivering products, technologies, and Sport-as-a-Service across a range of sport verticals. Connexa’s mission is to reinvent sports through technological innovation driven by an unwavering focus on today’s sports consumer.

Contact Information:

investors@connexasports.com

www.connexasports.com

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Forward-Looking Statements

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.

Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Item 1A. Risk Factors” in our 10-K filing as of September 14, 2023 and our ability to continue as a going concern. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this press release. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this press release.

In addition, statements such as “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this press release. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to rely unduly on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this press release and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

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